                                                Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Thursday, August 2, 2012

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2012 RESULTS

Cleveland, Ohio, August 2, 2012 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $21.8 million, or $2.60 per diluted share, on revenues of $773.4 million for the second quarter of 2012 compared with consolidated net income of $19.2 million, or $2.28 per diluted share, on revenues of $811.0 million for the second quarter of 2011.
The Company reported consolidated net income for the six months ended June 30, 2012 of $47.0 million, or $5.60 per diluted share, on revenues of $1.6 billion compared with consolidated net income of $82.0 million, or $9.76 per diluted share, on revenues of $1.6 billion for the first six months of 2011. Net income for 2011 included the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement. This settlement was partially offset by litigation costs of $2.8 million, or $1.8 million after taxes of $1.0 million, incurred in the first quarter of 2011.

NACCO and Subsidiaries Consolidated Second Quarter Highlights
Key perspectives on NACCO's second quarter results are as follows:

•
NACCO Materials Handling Group, Inc.'s (“NMHG”) net income for the second quarter of 2012 was $19.5 million compared with net income of $19.2 million in 2011. Net income increased primarily due to lower income tax expense, offset by a decrease in operating profit and the write-off of certain interest rate swap contracts.

•
Hamilton Beach's net income for the second quarter of 2012 was $2.2 million compared with $1.3 million in the second quarter of 2011. The increase was primarily the result of increased sales of higher-margin products, the absence of $0.9 million of pre-tax costs incurred in 2011 related to moving the Hamilton Beach distribution center and lower interest rate expense partially offset by higher product costs.

•
Kitchen Collection's second quarter 2012 net loss increased to $3.2 million from $2.7 million in 2011 primarily as a result of higher store costs due to an increase in the number of stores and lower operating margins at both Kitchen Collection® and Le Gourmet Chef comparable stores primarily caused by an increase in selling, general and administrative expenses.

•
North American Coal's second quarter 2012 net income was $7.1 million compared with $4.6 million in 2011. The increase was primarily due to a gain on the sale of a land asset of $2.3 million pre-tax. Higher earnings from the unconsolidated mines and lower operating expenses at the Mississippi Lignite Mining Company also contributed to the increase in net income. These improvements were partially offset by an increase in employee-related expenses.

•
NACCO and Other, which includes parent company operations, had a net loss of $2.2 million in the second quarter of 2012 compared with a net loss of $1.0 million in the second quarter of 2011. The increase in the net loss was primarily the result of an increase in employee-related expenses and costs incurred related to the spin-off of its materials handling business.

•	In the second quarter of 2012, NACCO recorded a $1.6 million interim tax provision in eliminations compared with a $2.3 million interim tax provision in 2011.

Announcement of Spin-off of Hyster-Yale Materials Handling, Inc. from NACCO Industries
As previously announced on June 28, 2012, Hyster-Yale Materials Handling, Inc. ("Hyster-Yale") filed a registration statement with the U.S. Securities and Exchange Commission relating to a proposed spin-off by NACCO Industries of its materials handling business to NACCO stockholders. Hyster-Yale, as an independent public company, will own and operate the Company's materials handling business. The spin-off is expected to occur during the third quarter of 2012. Information about the companies before and after the spin-off of Hyster-Yale is provided below.

	2012 Second Quarter			June 30, 2012 Trailing Twelve Months
	Hyster-Yale	NACCO excluding Hyster-Yale	Consolidated NACCO Industries, Inc.	Hyster-Yale	NACCO excluding Hyster-Yale	Consolidated NACCO Industries, Inc.
	(in millions)
Revenues	$602.0	$171.4	$773.4	$2,537.3	$814.0	$3,351.3
Operating Profit	$24.6	$6.9	$31.5	$106.5	$70.5	$177.0
Net Income	$19.5	$2.3	$21.8	$81.8	$45.3	$127.1
Cash Flow from Operations	$34.0	$15.2	$49.2	$111.5	$39.5	$151.0
EBITDA*	$31.5	$8.9	$40.4	$140.4	$85.5	$225.9

Debt	$142.6	$164.9	$307.5
Cash	$143.1	$160.1	$303.2
Net Debt	$(0.5)	$4.8	$4.3
*EBITDA in this press release is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. EBITDA does not represent cash flow from operations, as defined by U.S. GAAP. You should not consider EBITDA as a substitute for net income or net loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs. NACCO defines EBITDA as income before income taxes and non-controlling interest (income) expense plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. For reconciliations from GAAP results to the adjusted non-GAAP financial results, see pages 12 to 14.
Looking forward and taking into account the additional expenses associated with becoming a public company, Hyster-Yale is expected to have ongoing annual incremental expenses of up to $3.5 million pre-tax. These expenses will commence on completion of the spin-off of Hyster-Yale when the normal and customary expenses associated with being a public company are expected to be incurred, such as expenses related to its public reporting obligations, directors fees and insurance. NACCO Industries, Inc., excluding Hyster-Yale, is expected to incur net additional public company expenses of up to $0.5 million annually.

Detailed Discussion of Results

NMHG - Second Quarter Results
NMHG reported net income of $19.5 million on revenues of $602.0 million for the second quarter of 2012 compared with net income of $19.2 million on revenues of $648.0 million for the second quarter of 2011.
Revenues decreased in the second quarter of 2012 compared with the second quarter of 2011 primarily as a result of unfavorable foreign currency movements mainly caused by the weakening of the euro and Brazilian real against the U.S. dollar, a decline in unit volume, primarily in Europe and the Americas, and a decrease in other revenue. The favorable effect of unit price increases implemented in 2011 and early 2012, primarily in Europe and the Americas, partially offset the decrease in revenue.
In the second quarter of 2012, worldwide new unit shipments decreased to approximately 18,700 units from shipments of approximately 19,900 units in the second quarter of 2011 and declined from shipments of approximately 20,100 units in the first quarter of 2012. NMHG's worldwide backlog was approximately 24,200 units at June 30, 2012 compared with approximately 25,100 units at June 30, 2011 and approximately 22,300 units at March 31, 2012.
NMHG's 2012 second quarter net income was comparable to the second quarter of 2011. The favorable effect of lower income tax expense was offset by a decline in operating profit and the write-off of certain interest rate swap contracts as a result of refinancing its debt in the second quarter. Income tax expense was lower as a result of NMHG releasing $2.1 million of its deferred tax liability provided for unremitted foreign earnings in the second quarter of 2012. The decrease in operating profit was mainly due to unfavorable foreign currency movements as the Brazilian real and euro weakened against the U.S. dollar, an increase in material costs and higher employee-related expenses partially offset by the favorable effect of price increases and a favorable shift in sales mix to higher-margin products and markets.
For the six months ended June 30, 2012, NMHG reported net income of $40.7 million on revenues of $1.2 billion compared with net income of $41.5 million on revenues of $1.2 billion for the first six months of 2011.

NMHG - Outlook
NMHG expects global lift truck market growth to continue to moderate during the remainder of 2012, with volumes comparable to or up slightly from prior periods in the Americas, China and Asia-Pacific, and declining moderately in Europe, particularly Western Europe. Nevertheless, NMHG anticipates a slight increase in overall shipment levels and parts volume in the remainder of 2012 compared with 2011, primarily as a result of new product introductions and marketing programs. NMHG will continue to monitor ongoing market conditions and adjust manufacturing levels as necessary.
Expectations for material cost increases have moderated during the first half of 2012 and, as such, NMHG now expects commodity prices in the second half of 2012 to be similar to those in the last half of 2011. Presently, price increases implemented in the first quarter of 2012 have offset the higher material costs experienced in the first half. However, commodity prices remain sensitive to changes in the global economy, and as a result, the company will continue to monitor economic conditions and the resulting effects on costs to determine the need for future price increases.
NMHG's new electric-rider, warehouse, internal combustion engine and big truck product development programs are continuing to move forward. The new electric-rider lift truck program brings a full line of newly designed products to market. The company launched the 4 to 5 ton electric truck in Europe in early July 2012 and expects to launch the final model in the new electric-rider lift truck program in the first quarter of 2013. In mid-2011, the company introduced into certain Latin American markets a new range of UTILEV® brand forklift trucks, which are basic forklift trucks that meet the needs of lower-intensity users. This new brand series of internal combustion engine utility lift trucks is gradually being introduced into global markets during 2012. All of these new products are expected to improve revenues and enhance operating margins, as well as help increase customer satisfaction. In the context of these new product introductions, the company will continue to focus on improving distribution effectiveness and capitalizing on its product capabilities to gain additional market share. In addition, stricter diesel emission regulations for new trucks go into effect in 2012 in certain global markets and NMHG expects to launch a range of lift trucks in 2012 that will include engine systems that meet these new emission requirements.
Net income is expected to decline modestly in the second half of 2012 compared with the second half of 2011 as a result of the absence of one-time items, primarily the elimination of certain post-retirement benefits which resulted in a $2.9 million pre-tax gain in the 2011 results, an anticipated shift in sales mix to lower margin products and markets during the remainder of 2012 and higher marketing, engineering and employee-related costs. Specifically, results are expected to decrease in the Europe, Middle East and Africa market segment based on the anticipated decline in market growth in Europe as the European economy continues to be depressed as well as the anticipated effect of a weak euro on results. Cash flow before financing activities for the full year 2012 is expected to be higher than 2011, primarily from reduced working capital requirements as the global lift truck markets continue to moderate in the Americas, China and Asia-Pacific and decline moderately in Europe.
Longer term, NMHG is focused on improving margins on new lift truck units, especially in its internal combustion engine business, through the introduction of its new products. In addition, NMHG is strategically focused on gaining market share through its new products, which meet a broad range of market applications cost effectively, and through enhancements to its independent dealer network and its marketing activities.

Hamilton Beach - Second Quarter Results
Hamilton Beach reported net income of $2.2 million for the second quarter of 2012 on revenues of $110.7 million, compared with net income of $1.3 million for the second quarter of 2011 on revenues of $104.3 million.
The improvement in 2012 revenues was primarily as a result of an increase in sales of products with higher price points, particularly in the U.S. consumer market. The increase was partially offset by unfavorable foreign currency movements caused by a strengthening U.S. dollar against the Mexican peso and Canadian dollar.
The increase in net income in the second quarter of 2012 compared with the 2011 second quarter was primarily the result of increased sales of higher-margin products partially offset by higher product costs and the absence of $0.9 million of pre-tax costs incurred in 2011 related to moving the Hamilton Beach distribution center into a larger facility during the second quarter of 2011. Lower interest expense resulting from lower debt levels also contributed to the increase in net income.
For the six months ended June 30, 2012, Hamilton Beach reported net income of $3.2 million on revenues of $215.6 million compared with net income of $2.3 million on revenues of $204.9 million for the first six months of 2011.

Hamilton Beach - Outlook
The middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates was under pressure at the end of 2011 and the pressure continued in the first half of 2012. Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial concerns and high unemployment rates. As a result, sales volumes in this segment of the U.S. consumer market are expected to remain challenged and retailers are likely to remain cautious. Nevertheless, Hamilton Beach expects improved volumes in comparison to weak levels in 2011. International and commercial product markets are anticipated to continue to strengthen compared with the prior year.

Hamilton Beach continues to focus on strengthening its North American market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines, such as The ScoopTM, a single-serve coffee maker. Hamilton Beach expects The ScoopTM, the Two-Way Brewer and the DurathonTM iron product line, all introduced in late 2011, to continue to gain market position over time as broader distribution is attained. The company is also continuing to introduce innovative products in several small appliance categories. In the second half of 2012, Hamilton Beach expects to launch the Hamilton Beach® Open EaseTM Automatic Jar Opener. These products, as well as other new product introductions in the pipeline for 2012, and expected key placements and promotions for the third and fourth quarters of 2012, are expected to affect both revenues and operating profit positively. As a result of these new products, placements and promotions, and the company's improving position in the U.S. consumer, commercial and international markets, Hamilton Beach anticipates an increase in revenues in the second half of 2012 compared with 2011.
Overall, Hamilton Beach expects net income in the second half of 2012 to increase compared with 2011 primarily as a result of anticipated increases in revenue and the absence of a charge of $1.3 million, $0.8 million after taxes of $0.5 million, for the write-off of a capital lease relating to an asset no longer being utilized, partially offset by an expected increase in operating expenses. Hamilton Beach expects that 2012 cash flow before financing activities will be slightly lower than 2011.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and market share, and pursuing additional strategic growth opportunities, especially in the international and commercial markets.

Kitchen Collection - Second Quarter Results
Kitchen Collection reported a net loss of $3.2 million on revenues of $42.3 million for the second quarter of 2012 compared with a net loss of $2.7 million on revenues of $40.0 million for the second quarter of 2011.
Kitchen Collection's second quarter 2012 revenues increased compared with the second quarter of 2011 primarily as a result of sales at newly opened Kitchen Collection® stores and an increase in comparable store sales at the Kitchen Collection® store format. Comparable store sales improved due to a higher average sales transaction value and an increase in sales transactions and customer visits. The increase in revenue was partially offset by the effect of closing unprofitable Kitchen Collection® and Le Gourmet Chef® stores since June 30, 2011.
At June 30, 2012, Kitchen Collection® operated 265 stores compared with 240 stores at June 30, 2011. Le Gourmet Chef® operated 55 stores at June 30, 2012 compared with 61 stores at June 30, 2011. At year-end 2011, Kitchen Collection® and Le Gourmet Chef® operated 276 and 61 stores, respectively.
The increase in Kitchen Collection's 2012 net loss was primarily the result of higher store costs due to an increase in the number of Kitchen Collection® stores and lower operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores primarily caused by an increase in selling, general and administrative expenses. Selling, general and administrative expense increased mainly as a result of higher employee-related costs and travel expenses. Many of these increased costs were the result of store format changes completed at all of the Le Gourmet Chef® stores and the remodeling of 50 Kitchen Collection® stores during the second quarter of 2012.

For the six months ended June 30, 2012, Kitchen Collection reported a net loss of $6.0 million on revenues of $87.6 million compared with a net loss of $6.0 million on revenues of $80.9 million for the first six months of 2011.

Kitchen Collection - Outlook
The outlet mall retail market remains challenging as continued high unemployment rates and other consumer financial concerns are expected to continue to affect consumer sentiment and limit spending levels for Kitchen Collection's target customer for the remainder of 2012. However, the company expects to have an increased number of Kitchen Collection® stores in 2012 and anticipates revenue in the second half of 2012 will increase compared with 2011.
Overall, Kitchen Collection expects an increase in net income for the second half of 2012 compared with the second half of 2011, primarily in the fourth quarter of 2012. Kitchen Collection expects the momentum achieved by the new stores opened in 2011 and the first half of 2012 to continue for the remainder of 2012 and expects improvements in operating results in the remainder of 2012 at both store formats as the new stores opened in 2011 develop an established customer base and as additional new stores are opened in the remainder of 2012. In addition, Kitchen Collection anticipates improvements in operating results as the company continues its ongoing program of closing underperforming stores. Enhanced sales and margins are also expected as a result of further improvements in store formats and layouts at both the Kitchen Collection® and Le Gourmet Chef® stores, and as a result of further refinements of promotional offers and merchandise mix in both store formats. The company completed the format changes of all of its Le Gourmet Chef® stores in the second quarter of 2012 and expects to complete the remodeling of 30 more Kitchen Collection® stores in the third quarter of 2012. Although the company anticipates increased product and transportation costs in 2012, it expects to offset these increased costs through price increases and other actions as needed. Cash flow before financing in 2012 is expected to be comparable to 2011.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by continuing to refine its store formats and review its product offerings, strengthening its merchandise mix, store displays and appearance, optimizing store selling space and evaluating and closing underperforming and loss-generating stores as lease contracts permit. Kitchen Collection also expects to drive profitability by achieving store growth in the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. As leasing conditions change year to year, Kitchen Collection expects to continue to adjust its store expansion efforts to ensure it pursues the most favorable opportunities.  In the near term, Kitchen Collection expects to focus its growth on increasing the number of Kitchen Collection® stores. When adequate profit prospects are demonstrated at the Le Gourmet Chef® format, the company's expansion focus will shift to increasing the number of these stores as well.

North American Coal - Second Quarter Results
North American Coal's net income for the second quarter of 2012 was $7.1 million on revenues of $19.2 million compared with net income of $4.6 million on revenues of $19.4 million for the second quarter of 2011.

North American Coal's deliveries for the second quarter of 2012 compared with the second quarter of 2011 are as follows:

	2012	2011
Coal deliveries (tons)	(in millions)
Consolidated mine	0.5	0.6
Unconsolidated mines	5.9	5.4
Total coal deliveries	6.4	6.0
Limerock deliveries (cubic yards)	4.4	4.0
Net income increased in the second quarter of 2012 compared with the second quarter of 2011 primarily due to a gain of $2.3 million pre-tax resulting from the sale of certain land in Texas in the second quarter of 2012. Improved earnings from the unconsolidated mines as a result of an increase in deliveries and contractual price escalators and lower operating expenses at the Mississippi Lignite Mining Company primarily due to a decrease in production levels resulting in more costs being capitalized into inventory in 2012 compared with 2011 also contributed to the increase in net income. These improvements were partially offset by an increase in employee-related expenses.
For the six months ended June 30, 2012, North American Coal reported net income of $16.3 million on revenues of $43.5 million compared with net income of $11.7 million on revenues of $37.3 million for the first six months of 2011.

North American Coal - Outlook
North American Coal expects solid operating performance at its coal mining operations in the remainder of 2012. Tons delivered in the last half of 2012 are expected to be comparable to deliveries during the comparable 2011 period provided customers achieve currently planned power plant operating levels for the remainder of 2012. Limerock deliveries for the second half of 2012 are expected to be higher than deliveries in the last half of 2011 as customer requirements are expected to increase during the remainder of 2012. Royalty and other income in the remainder of 2012 is also expected to be moderately higher than the same period in 2011.
The new unconsolidated mines, which are in development and will not be in full production for several years, are expected to continue to generate modest income in the last half of 2012. North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2012. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in late 2012.
Overall, North American Coal expects net income in the second half of 2012 to be comparable to 2011 net income. Anticipated gains on sales of dragline assets held for sale are expected to be fully offset by higher selling, general and administrative expenses as a result of increased employee-related costs and development activities and lower operating results at the unconsolidated mining operations, particularly in the fourth quarter of 2012. Cash flow before financing activities for 2012 is expected to be substantially higher than 2011, mainly as a result of expected asset sales.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification, coal drying and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal may become available. North American Coal also continues to pursue additional non-coal mining opportunities.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, August 3, 2012 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0878 (Toll Free) or (617) 213-4855 (International), Pass code: 10699367, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 10, 2012. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (13) the failure to complete the spin-off of Hyster-Yale or obtain New York Stock Exchange approval for the listing of Hyster-Yale Materials Handling, Inc.'s Class A common stock.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close unprofitable stores and (7) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities and (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and the Ratcliffe Plant in Mississippi.

About NACCO
NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NMHG designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added services for other natural resources companies. For more information about NACCO Industries, visit the Company's website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(In millions, except per share data)

Revenues	$773.4	$811.0	$1,576.6	$1,556.5
Cost of sales	633.3	673.1	1,291.9	1,282.0
Gross profit	140.1	137.9	284.7	274.5
Earnings of unconsolidated mines	10.6	9.5	22.6	21.6
Operating expenses
Selling, general and administrative expenses	121.5	116.4	240.3	229.8
Gain on sale of assets	(2.3)	(0.1)	(2.3)	(0.1)
Operating profit	31.5	31.1	69.3	66.4
Other (income) expense
Interest expense	4.9	6.1	10.4	12.3
Applica settlement and litigation costs	—	—	—	(57.2)
Other	1.1	(1.3)	(0.3)	(2.0)
Income before income taxes	25.5	26.3	59.2	113.3
Income tax provision	3.7	7.2	12.2	31.4
Net loss attributable to noncontrolling interest	—	0.1	—	0.1
Net income attributable to stockholders	$21.8	$19.2	$47.0	$82.0

Basic earnings per share attributable to stockholders:
Basic earnings per share	$2.60	$2.29	$5.61	$9.79

Diluted earnings per share attributable to stockholders:
Diluted earnings per share	$2.60	$2.28	$5.60	$9.76

Cash dividends per share	$0.5475	$0.5325	$1.0800	$1.0550

Basic weighted average shares outstanding	8.388	8.393	8.383	8.376
Diluted weighted average shares outstanding	8.400	8.407	8.397	8.403

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(In millions)
Revenues
NMHG	$602.0	$648.0	$1,231.5	$1,234.6
Hamilton Beach	110.7	104.3	215.6	204.9
Kitchen Collection	42.3	40.0	87.6	80.9
North American Coal	19.2	19.4	43.5	37.3
NACCO and Other	—	—	—	—
Eliminations	(0.8)	(0.7)	(1.6)	(1.2)
Total	$773.4	$811.0	$1,576.6	$1,556.5

Operating profit (loss)
NMHG	$24.6	$27.5	$54.4	$57.9
Hamilton Beach	5.1	3.6	7.2	6.9
Kitchen Collection	(5.1)	(4.3)	(9.7)	(9.7)
North American Coal	9.2	5.3	21.1	14.8
NACCO and Other	(2.3)	(1.1)	(3.8)	(3.6)
Eliminations	—	0.1	0.1	0.1
Total	$31.5	$31.1	$69.3	$66.4

Income (loss) before income taxes
NMHG	$21.5	$24.6	$48.4	$52.2
Hamilton Beach	3.5	2.1	5.2	3.8
Kitchen Collection	(5.3)	(4.4)	(10.0)	(9.9)
North American Coal	8.9	5.3	20.4	14.2
NACCO and Other	(3.1)	(1.4)	(4.9)	52.9
Eliminations	—	0.1	0.1	0.1
Total	$25.5	$26.3	$59.2	$113.3

Net income (loss) attributable to stockholders
NMHG	$19.5	$19.2	$40.7	$41.5
Hamilton Beach	2.2	1.3	3.2	2.3
Kitchen Collection	(3.2)	(2.7)	(6.0)	(6.0)
North American Coal	7.1	4.6	16.3	11.7
NACCO and Other	(2.2)	(1.0)	(3.6)	33.7
Eliminations	(1.6)	(2.2)	(3.6)	(1.2)
Total	$21.8	$19.2	$47.0	$82.0

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
EBITDA Reconciliation
	Quarter Ended
	9/30/2011	12/31/2011	3/31/2012	6/30/2012	6/30/12 Trailing 12 Months
	(in millions)
Reconciliation of cash flow from operations to EBITDA*
Cash flow from operations	$(4.6)	$103.9	$2.5	$49.2	$151.0
Change in working capital items	40.9	(34.5)	39.4	(16.8)	29.0
Gain (loss) on sale of assets	(0.1)	0.8	—	2.3	3.0
Difference between deferred income taxes and total tax provision	11.7	5.5	5.1	12.1	34.4
Other non-cash items	(3.4)	5.1	(3.0)	(11.0)	(12.3)
Interest expense, net	5.8	5.4	5.0	4.6	20.8
EBITDA*	$50.3	$86.2	$49.0	$40.4	$225.9

Calculation of EBITDA*
Net income attributable to stockholders	$25.7	$54.4	$25.2	$21.8	$127.1
Noncontrolling interest (income) loss	—	0.1	—	—	0.1
Income taxes provision	6.2	14.1	8.5	3.7	32.5
Interest expense	6.4	5.8	5.5	4.9	22.6
Interest income	(0.6)	(0.4)	(0.5)	(0.3)	(1.8)
Depreciation, depletion and amortization expense	12.6	12.2	10.3	10.3	45.4
EBITDA*	$50.3	$86.2	$49.0	$40.4	$225.9

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. EBITDA does not represent cash flow from operations, as defined by U.S. GAAP. You should not consider EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines EBITDA as income before income taxes and non-controlling interest (income) expense plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING
EBITDA Reconciliation
	Quarter Ended
	9/30/2011	12/31/2011	3/31/2012	6/30/2012	6/30/12 Trailing 12 Months
	(in millions)
Reconciliation of cash flow from operations to EBITDA*
Cash flow from operations	$(7.2)	$65.6	$19.1	$34.0	$111.5
Change in working capital items	33.0	(30.5)	12.0	(8.1)	6.4
Gain (loss) on sale of assets	(0.2)	—	—	—	(0.2)
Difference between deferred income taxes and total tax provision	5.2	(1.9)	4.0	6.8	14.1
Other non-cash items	(1.7)	2.2	(1.3)	(4.3)	(5.1)
Interest expense, net	3.6	3.6	3.4	3.1	13.7
EBITDA*	$32.7	$39.0	$37.2	$31.5	$140.4

Calculation of EBITDA*
Net income attributable to stockholders	$17.5	$23.6	$21.2	$19.5	$81.8
Noncontrolling interest (income) loss	—	0.1	—	—	0.1
Income taxes provision	4.1	4.0	5.7	2.0	15.8
Interest expense	4.1	3.9	3.8	3.4	15.2
Interest income	(0.5)	(0.3)	(0.4)	(0.3)	(1.5)
Depreciation, depletion and amortization expense	7.5	7.7	6.9	6.9	29.0
EBITDA*	$32.7	$39.0	$37.2	$31.5	$140.4

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. EBITDA does not represent cash flow from operations, as defined by U.S. GAAP. You should not consider EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines EBITDA as income before income taxes and non-controlling interest (income) expense plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. EXCLUDING HYSTER-YALE MATERIALS HANDLING
EBITDA Reconciliation
	Quarter Ended
	9/30/2011	12/31/2011	3/31/2012	6/30/2012	6/30/12 Trailing 12 Months
	(in millions)
Reconciliation of cash flow from operations to EBITDA*
Cash flow from operations	$2.6	$38.3	$(16.6)	$15.2	$39.5
Change in working capital items	7.9	(4.0)	27.4	(8.7)	22.6
Gain (loss) on sale of assets	0.1	0.8	—	2.3	3.2
Difference between deferred income taxes and total tax provision	6.5	7.4	1.1	5.3	20.3
Other non-cash items	(1.7)	2.9	(1.7)	(6.7)	(7.2)
Interest expense, net	2.2	1.8	1.6	1.5	7.1
EBITDA*	$17.6	$47.2	$11.8	$8.9	$85.5

Calculation of EBITDA*
Net income attributable to stockholders	$8.2	$30.8	$4.0	$2.3	$45.3
Noncontrolling interest (income) loss	—	—	—	—	—
Income taxes provision	2.1	10.1	2.8	1.7	16.7
Interest expense	2.3	1.9	1.7	1.5	7.4
Interest income	(0.1)	(0.1)	(0.1)	—	(0.3)
Depreciation, depletion and amortization expense	5.1	4.5	3.4	3.4	16.4
EBITDA*	$17.6	$47.2	$11.8	$8.9	$85.5

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. EBITDA does not represent cash flow from operations, as defined by U.S. GAAP. You should not consider EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines EBITDA as income before income taxes and non-controlling interest (income) expense plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.